Exhibit 99.1
ENTERTAINMENT PROPERTIES TRUST REPORTS
SECOND QUARTER RESULTS

- ANNOUNCES INCREASE IN 2012 FFO GUIDANCE -

Kansas City, MO, July 26, 2012 -- Entertainment Properties Trust (NYSE:EPR) today announced operating results for the second quarter and six months ended June 30, 2012.

Total revenue was $78.9 million for the second quarter of 2012, representing a 6% increase from $74.4 million for the same quarter in 2011. Net income available to common shareholders was $30.8 million, or $0.65 per diluted common share, for the second quarter of 2012 compared to a loss of $7.5 million, or $0.16 per diluted common share, for the same quarter in 2011. Funds From Operations (FFO) for the second quarter of 2012 was $43.1 million, or $0.92 per diluted common share, compared to $38.7 million, or $0.83 per diluted common share, for the same period in 2011. FFO as adjusted for the second quarter of 2012 was $43.2 million, or $0.92 per diluted common share, compared to $38.8 million, or $0.83 per diluted common share, for the same period in 2011, an increase of 11% per share.

Total revenue was $156.8 million for the six months ended June 30, 2012, representing a 6% increase from $148.0 million for the same period in 2011. Net income available to common shareholders was $46.2 million, or $0.98 per diluted common share, for the six months ended June 30, 2012 compared to $26.6 million, or $0.57 per diluted common share, for the same period in 2011. Funds From Operations (FFO) for the six months ended June 30, 2012 was $83.4 million, or $1.77 per diluted common share, compared to $70.1 million, or $1.49 per diluted common share, for the same period in 2011. FFO as adjusted for the six months ended June 30, 2012 was $83.6 million, or $1.77 per diluted common share, compared to $77.8 million, or $1.66 per diluted common share, for the same period in 2011, an increase of 7% per share.

David Brain, President and CEO, commented, “As we progress through 2012, operating results are running ahead of our expectations and we have consequently increased our FFO guidance for the year. We have maintained robust investment spending activity across our primary operating segments of Entertainment, Education and Recreation, and have a strong pipeline of new investments for the remainder of the year.”

A reconciliation of FFO to FFO as adjusted follows (dollars in thousands, except per share amounts):

	Three Months Ended June 30,
	2012		2011
	Amount	FFO/share	Amount	FFO/share

FFO	$43,138	$0.92	$38,692	$0.83
Transaction costs	31	—	76	—
FFO as adjusted	$43,169	$0.92	$38,768	$0.83

Dividends declared per common share		$0.75		$0.70
FFO payout ratio, as adjusted		82%		84%

	Six Months Ended June 30,
	2012		2011
	Amount	FFO/share	Amount	FFO/share

FFO	$83,409	$1.77	$70,085	$1.49
Costs associated with loan refinancing or payoff	—	—	6,388	0.14
Transaction costs	189	0.01	1,349	0.03
FFO as adjusted	$83,598	$1.78	$77,822	$1.66

Dividends declared per common share		$1.50		$1.40
FFO payout ratio, as adjusted		84%		84%

Portfolio Update

As of June 30, 2012, the Company's real estate portfolio consisted of 113 megaplex theatres (including two joint venture properties) totaling approximately 8.9 million square feet, and restaurant, retail and other destination recreation and specialty properties totaling 4.7 million square feet. The Company also owned 39 public charter schools (including five public charter school properties under construction), five vineyards totaling approximately 529 plantable acres and eight wineries totaling approximately 640,000 square feet. At June 30, 2012, the Company's overall real estate portfolio was 98% occupied.

As of June 30, 2012, the Company's real estate mortgage loan portfolio had a carrying value of $403.6 million and included financing provided for entertainment, education and recreation properties, including ten metropolitan ski areas covering approximately 6,100 acres in six states. Additionally, the Company had $40.1 million in property under development and $188.9 million in land held for development.

As previously announced, subsequent to quarter end, the Company finalized changes to address potential long term risks regarding three of nine Imagine public charter schools scheduled to lose their charters for the 2012/2013 academic year. These three schools represent a total asset value of $36 million or approximately 50% of the total nine school asset value which is $72 million. The parties have also entered into an agreement to substitute three additional schools subject to underwriting on or before the beginning of the 2012/2013 school year. The schools are included as part of a 27 school master lease that is supported by corporate guarantee and a substantial letter of credit. Accordingly, at this time the Company expects that there will be no monetary default.

Investment Update

The Company's investment spending in the second quarter of 2012 totaled $78.3 million (bringing the year-to- date investment spending to $148.0 million) and included entertainment investments of $53.1 million, education investments of $18.4 million, recreation investments of $2.4 million and other investment spending of $4.4 million. Investment spending to date of $148.0 million combined with the outlook for spending over the remainder of the year puts the Company well on track toward delivering its expected total 2012 investment spending of $250.0 million to $300.0 million.

Investment spending for entertainment included two investments with Frank Theaters including the sale-leaseback of a 10-screen theatre in Southern Pines, North Carolina for $6.5 million as well as the development of a theatre located in Ranson, West Virginia with an initial investment of $1.4 million with commitments to fund an additional $7.4 million in development costs. Also during the quarter, the Company entered into agreements with Regal Theatres to develop a theatre in Albuquerque, New Mexico for a total investment of $11.7 million and with Southern Theatres to develop a theatre in Kenner, Louisiana for a total investment of $8.0 million. Additionally, on June 28, 2012, the Company closed on a $36.0 million mortgage investment related to the John Hancock Observatory in Chicago with Montparnasse 56 USA, a global leader in observation deck management. The John Hancock Observatory has been in existence for over 40 years with over 500,000 visitors annually and is consistent with the Company's strategic focus on “admissions and concessions” entertainment venues.

Investment spending for education included two new development properties in Buckeye and Queen Creek, Arizona with Portfolio Charter Investments that had an initial investment of $2.8 million. The Company's investment spending also included $15.6 million in funding for public charter school development projects in process that have been previously announced.

The Company continues to make progress toward selling its remaining vineyard and winery investments. During the second quarter of 2012, the Company closed on the sale of a portion of its Buena Vista vineyard property in Sonoma County, California for a purchase price of $13.0 million and recognized a gain on sale of $0.4 million.

Balance Sheet Update

The Company's balance sheet remains strong with a debt to gross assets ratio (defined as total long-term debt to total assets plus accumulated depreciation) of 40% at June 30, 2012. Combined unrestricted cash and credit line capacity at June 30, 2012 was approximately $300.0 million.

Dividend Information

On June 15, 2012, the Company declared a regular quarterly cash dividend of $0.75 per common share, which was paid on July 16, 2012 to common shareholders of record on June 29, 2012. This dividend represents an annualized dividend of $3.00 per common share, an increase of 7% over the prior year. The Company also declared and paid second quarter cash dividends of $0.3594 per share on the 5.75% Series C Convertible Preferred Shares, $0.4609 per share on the 7.375% Series D Preferred Shares and $0.5625 per share on the 9.00% Series E Convertible Preferred Shares.

Guidance Update

The Company is maintaining its 2012 investment spending guidance of $250.0 million to $300.0 million. The Company is increasing its 2012 guidance for FFO as adjusted per diluted share to $3.57 to $3.67, from the previous guidance of $3.50 to $3.70.

Quarterly Supplemental

The Company's supplemental information package for the second quarter and six months ended June 30, 2012 is available on the Company's website at www.eprkc.com.

ENTERTAINMENT PROPERTIES TRUST
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Rental revenue	$59,211	$56,024	$117,494	$111,406
Tenant reimbursements	4,365	4,515	9,186	9,176
Other income	107	131	133	155
Mortgage and other financing income	15,256	13,747	29,976	27,262
Total revenue	78,939	74,417	156,789	147,999
Property operating expense	5,245	6,579	11,419	12,769
Other expense	431	677	916	1,157
General and administrative expense	5,821	5,105	12,288	10,573
Costs associated with loan refinancing or payoff	—	—	—	5,339
Interest expense, net	18,459	17,287	36,600	36,031
Transaction costs	31	76	189	1,349
Impairment charges	—	24,298	8,195	24,298
Depreciation and amortization	12,791	11,782	25,073	23,455
Income before equity in income from joint ventures and discontinued operations	36,161	8,613	62,109	33,028
Equity in income from joint ventures	278	781	324	1,555
Income from continuing operations	$36,439	$9,394	$62,433	$34,583
Discontinued operations:
Income (loss) from discontinued operations	(59)	566	(297)	1,666
Impairment charges	—	(9,958)	(4,648)	(11,758)
Costs associated with loan refinancing or payoff	—	—	—	(1,049)
Gain on sale or acquisition of real estate	438	—	720	18,293
Net income	36,818	2	58,208	41,735
Add: Net income attributable to noncontrolling interests	(19)	—	(37)	(2)
Net income attributable to Entertainment Properties Trust	36,799	2	58,171	41,733
Preferred dividend requirements	(6,002)	(7,551)	(12,003)	(15,103)
Net income (loss) available to common shareholders of Entertainment Properties Trust	$30,797	$(7,549)	$46,168	$26,630
Per share data attributable to Entertainment Properties Trust common shareholders:
Basic earnings per share data:
Income from continuing operations	$0.65	$0.04	$1.08	$0.42
Income (loss) from discontinued operations	0.01	(0.20)	(0.09)	0.15
Net income (loss) available to common shareholders	$0.66	$(0.16)	$0.99	$0.57
Diluted earnings per share data:
Income from continuing operations	$0.64	$0.04	$1.07	$0.42
Income (loss) from discontinued operations	0.01	(0.20)	(0.09)	0.15
Net income (loss) available to common shareholders	$0.65	$(0.16)	$0.98	$0.57
Shares used for computation (in thousands):
Basic	46,826	46,648	46,751	46,576
Diluted	47,068	46,956	47,006	46,880

ENTERTAINMENT PROPERTIES TRUST
Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations (FFO) (A)
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income (loss) available to common shareholders of Entertainment Properties Trust	$30,797	$(7,549)	$46,168	$26,630
Gain on sale or acquisition of real estate	(438)	—	(720)	(18,293)
Real estate depreciation and amortization	12,635	11,873	24,832	25,471
Allocated share of joint venture depreciation	144	112	286	221
Impairment charges	—	34,256	12,843	36,056
FFO available to common shareholders of Entertainment Properties Trust	$43,138	$38,692	$83,409	$70,085
FFO per common share attributable to Entertainment Properties Trust:
Basic	$0.92	$0.83	$1.78	$1.50
Diluted	0.92	0.83	1.77	1.49
Shares used for computation (in thousands):
Basic	46,826	46,648	46,751	46,576
Diluted	47,068	46,956	47,006	46,880
Other financial information:
Straight-lined rental revenue	$493	$58	$881	$576
Dividends per common share	$0.75	$0.70	$1.50	$1.40

(A)
The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, we calculate FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales or acquisitions of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. We have calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus charges for loan losses, costs (gain) associated with loan refinancing or payoff, net, preferred share redemption costs and transaction costs, less gain on acquisitions. FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP.

The additional 1.9 million common shares that would result from the conversion of the Company's 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of the Company's 9.00% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share and FFO per share for the three and six months ended June 30, 2012 because the effect is anti-dilutive.

ENTERTAINMENT PROPERTIES TRUST
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	June 30, 2012	December 31, 2011
Assets	(unaudited)
Rental properties, net of accumulated depreciation of $355,945 and $335,116 at June 30, 2012 and December 31, 2011, respectively	$1,833,893	$1,819,176
Rental properties held for sale, net	3,895	4,696
Land held for development	188,874	184,457
Property under development	40,141	22,761
Mortgage notes and related accrued interest receivable, net	403,619	325,097
Investment in a direct financing lease, net	236,157	233,619
Investment in joint ventures	10,577	25,053
Cash and cash equivalents	12,739	14,625
Restricted cash	19,165	19,312
Intangible assets, net	3,871	4,485
Deferred financing costs, net	18,452	18,527
Accounts receivable, net	33,138	35,005
Notes and related accrued interest receivable, net	5,007	5,015
Other assets	24,139	22,167
Total assets	$2,833,667	$2,733,995
Liabilities and Equity
Accounts payable and accrued liabilities	$37,485	$36,036
Dividends payable	41,130	38,711
Unearned rents and interest	11,982	6,850
Long-term debt	1,270,560	1,154,295
Total liabilities	1,361,157	1,235,892
Entertainment Properties Trust shareholders’ equity	1,472,204	1,470,049
Noncontrolling interests	306	28,054
Equity	1,472,510	1,498,103
Total liabilities and equity	$2,833,667	$2,733,995

About Entertainment Properties Trust
Entertainment Properties Trust is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $3 billion and our primary investment segments are Entertainment, Education and Recreation. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com or from

Brian Moriarty at 888-EPR-REIT.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “expects,” “pipeline,” “anticipates,” “estimates,” “offers,” “plans,” “would,” “may” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.